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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Temple-Inland Inc.

(Name of Registrant as Specified In Its Charter)

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March 9, 2005

Dear Temple-Inland Shareholder:

Temple-Inland’s Board of Directors, management team and employees are very proud of our long tradition of responsibly serving our shareholders and our track record of delivering superior results. Our number-one priority is the creation of superior and sustainable shareholder value for you. Through implementation of our strategic business plan, we are doing just that.

In fact, over the past twelve months alone, we have created more than $735 million of shareholder value, as reflected in the 23% total return assuming a price of $70 per share as of February 4th, 2005. This total return includes stock price appreciation of 19%, as well as the regular dividend of $1.44 per share and a special dividend of $1.00 per share. We believe our efforts to create shareholder value for you will continue to produce solid gains for many years to come. For example, we have announced a 25% dividend increase to $1.80 per share for 2005 as well as an approximately 10% share repurchase program.

Last Friday, March 4th, pursuant to our ongoing program to increase transparency and communicate with investors and financial analysts about our strategy, progress and prospects, we hosted an investor presentation in New York. I invite you to listen to a replay of the meeting and view the related slides by visiting the Investor Relations section of the Temple-Inland website at www.templeinland.com. For your convenience, key points covered at the meeting are summarized below.

We believe that to create superior and sustainable shareholder value for you, we must maximize Return on Investment, or ROI (see Appendix). In 2004, our ROI was 9.5%, the highest among our industry peers. Our existing portfolio of businesses – Corrugated Packaging, Forest Products and Financial Services – is well-positioned to maximize ROI going forward. We also have what we believe is a very significant long-term value creation opportunity in our holdings of high-value land.

Corrugated Packaging
Temple-Inland’s corrugated packaging business, which represents 50% of our assets, generated $2.7 billion of revenue in 2004, operating income of $105 million, and ROI of 5.2%. We are the most highly integrated and one of the largest producers of corrugated packaging, which we believe is the most attractive grade in the paper industry.

Our two key success drivers in this business are (1) continued cost reductions through improved mill efficiency and higher box plant asset utilization; and (2) continued market share growth. I’m pleased to report that we’ve made, and continue to make, very significant progress in both categories.

For example, due to the success of our cost-reduction and efficiency-enhancement initiatives, we achieved a 2% year-over-year reduction in manufacturing costs from

1300 South Mopac Austin, Texas 78746 Tel 512.434.5800

2003 to 2004, compared to cost increases of 6%, 7% and 10% year-over-year by three of our leading competitors.

As for our growth in market share, I’m proud that we have outpaced the industry for six consecutive quarters, even though we have closed seven of our box plants, to improve asset utilization, over the same period.

In 2004, we increased corrugated packaging operating income by $143 million from our business improvement initiatives (higher volume, improved utilization and lower mill and converting costs). This allowed us to improve earnings in our corrugated packaging business from $11 million in 2003 to $105 million in 2004 despite a $49 million negative impact in operating income from market-related factors.

We anticipate continued success in achieving our business improvement goals. We expect to generate $57 million of additional business improvements in 2005 and another $100 million in future years. In addition, industry fundamentals are improving and market pricing is increasing.

Forest Products
Forest Products, which represents 23% of our assets, generated operating income of $215 million in 2004 on revenue of $971 million, and ROI of 22%. Our strategy for this business is to maximize the value of our 1.8 million acres of strategic timberlands by accelerating fiber growth and harvest (projected to increase 50% over the next ten years) and by converting this increased volume into building products and corrugated packaging through our low-cost converting facilities integrally located in close proximity to our timberlands. The integration of timberlands and converting operations is the key to maximizing ROI and shareholder value.

We also expect to enhance ROI growth and shareholder value by realizing, over time, significant real estate development potential on the 173,000 acres of high-value land we own around Atlanta. We have an experienced real estate management team capable of capitalizing on Atlanta’s position as the fastest-growing metropolitan area and top residential building market in the country. We believe that high-value land will be an increasingly significant contributor to ROI and total shareholder value at Temple-Inland for many years to come. As we continue to gain scale in the coming years within our real estate business, we will consider all strategic alternatives to maximize value for our shareholders, including a potential spin-off.

Financial Services
Financial Services generated operating income of $207 million and ROI of 18.5% last year on revenue of just over $1 billion. Our goal is to continue to achieve strong earnings and cash flow as a low-cost, low-risk provider of financial products. Key success drivers include our focus on high-growth loan and deposit markets and continued cost reductions.

Guaranty Bank, with 141 branches in attractive and fast-growing markets in the nation’s two most populous states, Texas and California, has $9 billion in deposits and strong historical earnings, ROI and cash flow. Cumulative earnings over the past ten years total $1.6 billion and ROI averaged 19% over the same period.

As a national lender targeting 40 markets, we have also successfully grown our assets, building our loan portfolio by 7% last year to $10.5 billion from $9.8 billion. Financial Services’ focus on growing markets and on low-cost, low-risk operations provides a solid platform for continued strong performance.

Looking ahead, we anticipate improving Temple-Inland’s ROI to 12%–14% this year and 14%–21% in future years. And, importantly, this projected growth in ROI will be further enhanced by significant opportunities we see from our high-value land.

The Temple-Inland Board of Directors and management team are excited about the performance and outlook for Temple-Inland both near and long term. To summarize, we are focused on:

•	growing returns;

•	investing in the growth of our businesses, disciplined by our focus on ROI;

•	returning cash to our shareholders, through both dividends and share repurchases; and

•	realizing, over time, the significant opportunity of our high-value land.

Through the continued implementation of our business strategy in an effective, disciplined and focused manner, our total shareholder returns have outperformed both our peer median and the S&P 500 over the past one-, two- and five-year periods. By continuing to do so, now and in the future, we intend to continue to create superior and sustainable shareholder value for you, year in and year out.

Temple-Inland’s annual shareholders’ meeting is scheduled for Friday, May 6, 2005. As you may know, despite the significant progress made by your Company in the past year, as reflected in the increased market value of your shares, Carl C. Icahn and holders affiliated with him have informed the Company of their intention to nominate three individuals for election to the Company’s Board of Directors at that meeting, in opposition to the three incumbent directors nominated for re-election by the Company. The Company’s three incumbent directors are:

Name and Year First Elected Director	Principal Occupation

Afsaneh M. Beschloss 2002	President and Chief Executive Officer of The Rock Creek Group

Jeffrey M. Heller 2004	President and Chief Operating Officer of Electronic Data Systems, Inc. (“EDS”)

W. Allen Reed 2000	President and Chief Executive Officer of General Motors Asset Management Corporation

We urge you to vote FOR the Company’s nominees using the WHITE proxy card you will be receiving in the coming weeks and to reject the Icahn request for your vote and not return any proxy card sent to you by the Icahn group.

As further information becomes available we will keep you updated on developments. Thank you for your continuing interest, confidence and support.

Very truly yours,

Kenneth M. Jastrow, II

Chairman and Chief Executive Officer

Temple-Inland Inc.

Appendix

      We use ROI in this letter in addition to, and in conjunction with, results presented in accordance with Generally Accepted Accounting Principles (GAAP). ROI should not be relied upon to the exclusion of GAAP financial measures. ROI reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. It may not be possible to compare our calculation of ROI with other companies’ measures having the same or similar names.

      We define ROI as Earnings Before Interest and Taxes (EBIT) divided by Investment. When presented with respect to our business segments, EBIT is the same as segment operating income. When presented on a consolidated basis, EBIT is calculated as shown below, with reference to segment operating income as the most comparable GAAP financial measure:

(in millions)	2004

Segment operating income	$527
Unallocated expenses	(93)
Other expense	(76)
Adjustment for one-time tax benefit	32

EBIT	$390

      Investment on a business segment and consolidated basis is calculated as:

(in millions)	2004(1)
		Corrugated	Forest	Financial
	Consolidated	Packaging	Products	Services

Total assets	$4,648	$2,339	$1,035	$17,661
Assets from discontinued operations	(41)	—	—	—
Current liabilities	(498)	(323)	(57)	—
Short-term and current long-term debt	3	—	—	—
Deposits and other liabilities	—	—	—	(16,538)

Investment	$4,112	$2,016	$978	$1,123

(1)	Consolidated ROI is calculated on the basis of the average balance for each line item, which is calculated as the sum of the balances of that item as of the end of each fiscal quarter divided by four. Segment ROI is calculated based on the balance at the beginning of the year.

      We do not believe that there is a comparable GAAP financial measure to our calculation of ROI. Temple-Inland management believes that ROI provides useful information because:

•	measuring ROI on a “book basis” enables us to evaluate our businesses on a consistent base that we control (i.e., the amount we invest in our business as opposed to the market value of our assets);

•	ROI allows us to evaluate the returns on the assets we are building, based upon how much we invested to build them;

•	numerous studies show that there is a direct correlation between shareholder value and ROI; and

•	accordingly, shareholder value is created by maximizing ROI.

Temple-Inland and its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies for the 2005 Annual Meeting of Stockholders. Information concerning such participants and their interests is available in Temple-Inland’s Preliminary Proxy Statement on Schedule 14A, which was filed by Temple-Inland with the Securities and Exchange Commission on February 28, 2005.

Stockholders of Temple-Inland are advised to read Temple-Inland’s Preliminary Proxy Statement and Definitive Proxy Statement (when available) in connection with Temple-Inland’s solicitation of proxies because they do and will contain important information.

Stockholders of Temple-Inland and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and any other documents filed by Temple-Inland with the SEC, at the SEC’s Internet website at www.sec.gov and from Temple-Inland at www.templeinland.com. The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and these other documents may also be obtained free of charge by contacting one of the firms assisting Temple-Inland in the solicitation of proxies: D.F. King & Co., Inc., toll free at (800) 714-3312 or collect at (212) 269-5550 or MacKenzie Partners toll free at (800) 322-2885 or collect at (212) 929-5500.

This letter and the attached appendix contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by us; the availability and price of raw materials we use; competitive actions by other companies; changes in laws or regulations or actions or restrictions of regulators; and the accuracy of our judgments and estimates concerning the integration of acquired operations and our consolidation and supply chain initiatives; and other factors, many of which are beyond our control.